===============================================================================
                                               --------------------------------
                                               \        OMB APPROVAL          \
                                               \------------------------------\
                                               \  OMB Number:      3235-0059  \
                                               \  Expires:  January 31, 2002  \
                                               \  Estimated average burden    \
                                               \  hours per response....13.12 \
                                               --------------------------------
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             HIBERNIA CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                [Hibernia Logo]

                                March 13, 2000

Dear Fellow Shareholder:

    You are invited to attend the Annual Meeting of Shareholders of Hibernia Corporation at 9:30 a.m. Tuesday, April 18, 2000. A notice that describes the items on which you may vote and a Proxy Statement are enclosed.

    The Meeting will be held at the Pan-American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana. Free parking, on a limited basis, will be available in the parking ramp at 601 Poydras Street (entrance on Camp Street). If you park in this location, please bring your parking ticket stub to the Meeting so that it can be validated for you.

    At the Meeting you will be asked to

  . elect four directors, each for a three-year term; and

  . ratify the appointment of Ernst & Young LLP as independent auditors for
    2000

    Your Board of Directors recommends that you vote "FOR" each proposal.

    Regardless of the number of shares you own, it is very important that you vote them at the Meeting. You may vote either in person or by proxy. Even if you plan to attend the Meeting, please take a moment now to call in your vote, send it over the Internet, or sign, date and mail the enclosed proxy in the postage-paid envelope so that your vote may be counted.

                                          Sincerely,

                                          /s/ Stephen A. Hansel
                                          Stephen A. Hansel
                                          President and Chief Executive
                                           Officer

                             HIBERNIA CORPORATION
                                P. O. Box 61540
                         New Orleans, Louisiana 70161

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                April 18, 2000

TO HIBERNIA SHAREHOLDERS:

    The Annual Meeting of Shareholders of Hibernia Corporation (the "Company") will be held in the Auditorium of the Pan-American Life Center, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, at 9:30 a.m. on Tuesday, April 18, 2000. The following matters will be voted upon at the Meeting:

  1. The election of four persons to serve as Directors of the Company until the 2003 Annual Meeting of Shareholders or until their successors are elected and qualified; and

  2. The ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for 2000.

    In addition, any other business that properly comes before the Meeting or any adjournment or postponement thereof will be acted upon.

    Shareholders of record at the close of business on February 25, 2000 are entitled to notice of the Annual Meeting and to vote at the Meeting. If there is any adjournment or postponement of the Meeting, those shareholders of record will be entitled to vote at the adjournment or postponement as well.

    Please read the accompanying Proxy Statement carefully for further information concerning the proposals that will be presented at the Annual Meeting. We encourage you to read the Proxy Statement before you vote your shares.

    Please call in your vote, send it over the Internet, or sign and date the enclosed proxy and return it in the envelope provided as promptly as possible. You may revoke your proxy in the ways described in the Proxy Statement.

                                          By Order of the Board of Directors

                                          /s/ Patricia C. Meringer
                                          Patricia C. Meringer
                                          Secretary

New Orleans, Louisiana
March 13, 2000

                               TABLE OF CONTENTS

PROXY SOLICITATION AND VOTING OF PROXIES.....................................   1
  Owners of 5% or More of the Company's Common Stock.........................   1
  How Proxies Will Be Voted..................................................   1
VOTING PROCEDURES............................................................   2
  Election of Directors......................................................   2
  Other Proposals............................................................   2
PROPOSAL NO. 1 ELECTION OF DIRECTORS.........................................   3
  Your Directors.............................................................   3
    Directors Nominated to Serve Until the 2003 Annual Meeting...............   3
    Directors Whose Terms Continue after the 2000 Annual Meeting.............   4
  Beneficial Ownership of Stock by Directors and Executives..................   6
  Board Meetings and Committees..............................................   8
  Executive Compensation and Benefit Plans...................................  10
    Annual Compensation......................................................  10
    Stock Option and Stock Appreciation Rights ("SARs") Grants...............  12
  Compensation of Directors..................................................  14
  Employment Agreements and Change of Control Arrangements...................  16
  Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions.......................  17
  Report of the Executive Compensation Committee.............................  17
  Stock Performance Graph....................................................  24
  Transactions with Related Parties..........................................  26
  Indebtedness of Related Parties............................................  26
  Compliance with Section 16(a) of the Securities Exchange Act of 1934.......  26
  Vote Required and Recommendation...........................................  26
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS...........  27
  Vote Required and Recommendation...........................................  27
SOLICITATION OF PROXIES......................................................  27
SHAREHOLDER PROPOSALS........................................................  28
OTHER MATTERS................................................................  28
ANNUAL REPORT................................................................  28

                              CERTAIN DEFINITIONS

    We have capitalized certain terms and used them in this Proxy Statement for ease of reference. Those terms and their definitions are included below:

    Annual Meeting or Meeting: the 2000 Annual Meeting of Shareholders of Hibernia Corporation

    Bank: Hibernia National Bank, a subsidiary of the Company

    Board or Board of Directors: the Board of Directors of Hibernia
Corporation

    Common Stock: Class A Common Stock of Hibernia Corporation

    Company or Hibernia: Hibernia Corporation

    Director: a member of the Board of Directors of the Company

    ESOP: the Employee Stock Ownership Plan of Hibernia Corporation

    Executive(s): one or more of the five executive officers of Hibernia included in the Summary Compensation Table and for whom compensation information is included in this Proxy Statement (Mr. Stephen A. Hansel, Mr. Randall E. Howard, Mr. K. Kirk Domingos III, Mr. J. Herbert Boydstun and Mr. Richard G. Wright).

    Non-Qualified Deferral Plan: a benefit plan of the Company, described in the Company's 1997 Proxy Statement, that permits deferrals of salary and bonus and also provides for a contribution by the Company to the extent of any contribution limitations imposed on a participant in the Company's 401(k) plan.

    Non-Qualified Target Benefit Plan: a benefit plan of the Company, described in the Company's 1997 Proxy Statement, that provides for contributions by the Company to the extent that a participant's income after retirement from all sources is anticipated to be less than 39% of his or her salary at the time of retirement.

    Record Date: February 25, 2000, the date on which one must be a shareholder of record of the Company to be entitled to notice of and to vote at the Meeting.

    Supplemental Stock Compensation Plan: a benefit plan of the Company, described in the Company's 1997 Proxy Statement, that provides for contributions by the Company to the extent of any limitations imposed on allocations to a participant in the Company's ESOP.

                             HIBERNIA CORPORATION
                                P. O. Box 61540
                         New Orleans, Louisiana 70161


                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS

                                April 18, 2000


                   PROXY SOLICITATION AND VOTING OF PROXIES

 ------------------------------------------------------------------------------

    Your proxy is solicited by the Board of Directors of Hibernia Corporation for use at its 2000 Annual Meeting of Shareholders to be held at 9:30 a.m. on Tuesday, April 18, 2000 in the Auditorium of the Pan-American Life Center, 11th Floor, 601 Poydras Street, New Orleans, Louisiana and any adjournment or postponement of the Meeting. This Proxy Statement is being furnished in connection with the Annual Meeting.

    Only shareholders of record as of the close of business on February 25, 2000 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Meeting. On February 25, 2000 there were 160,333,628 shares of Class A Common Stock, no par value issued. Of those issued shares 160,163,628 shares are the only class of outstanding voting securities. The remaining 170,000 shares are held in the Company's Treasury and are not considered outstanding. Each share of outstanding Common Stock is entitled to one vote on all matters to come before the Meeting.

    This Proxy Statement, form of proxy and telephone or Internet voting instructions are being sent to shareholders on or about March 13, 2000.


 Owners of 5% or More of the Company's Common Stock


    To the best knowledge of the Board of Directors, no shareholder beneficially owned more than 5% of the Company's outstanding Common Stock as of the Record Date.


 How Proxies Will Be Voted


    If a shareholder specifies in his proxy how his shares should be voted and his proxy is properly executed and received prior to the Annual Meeting, the shares represented by that proxy will be voted as specified. If a shareholder makes no specification, the proxy will be voted FOR the election of the nominees listed herein under "Election of Directors" and FOR Proposal 2. If any other matters are considered at the Meeting, proxies will be voted by the holder of the proxy in his or her discretion.

    If a proxy is voted ABSTAIN as to any proposal, the shares represented by that proxy will not be considered a vote in favor of or against the proposal so marked. Broker nonvotes (in which brokers fail to vote shares on behalf of beneficial owners) will not be treated as present or represented at the Meeting.

    A proxy may be revoked by written notice to the Secretary of the Company. A proxy may also be revoked by delivering a properly executed proxy that is dated later than the previous proxy at any time prior to the time the original proxy is voted. A proxy may also be revoked by a shareholder who attends and votes in person at the Meeting.


                               VOTING PROCEDURES

 ------------------------------------------------------------------------------


 Election of Directors


    Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. The four nominees receiving the most votes will be elected as Directors of the Company, each to serve a three-year term. Only shares that are voted in favor of a particular nominee will be counted toward that nominee's achievement of a plurality. Shares present at the Meeting that are not voted for a particular nominee or shares present by proxy as to which the shareholder properly withheld authority to vote for the nominee (including broker nonvotes) will not be counted toward the nominee's achievement of a plurality.


 Other Proposals


    For purposes of the Annual Meeting, the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the Meeting for a particular matter (other than the election of Directors) is required for the matter to be deemed an act of the shareholders. With respect to abstentions, the shares are considered present at the Meeting for purposes of the proposal. However, they are not votes for approval of the proposal, so they will have the same effect as votes cast against the proposal. With respect to broker nonvotes, the shares are not considered present at the Annual Meeting for the proposal as to which the broker withheld authority. Consequently, broker nonvotes are not counted with regard to the proposal, but they reduce the number of affirmative votes required to approve the proposal by reducing the total number of shares present or represented (from which a majority is calculated).

                                PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

 ------------------------------------------------------------------------------

    You are being asked to elect four individuals as Directors. These individuals will serve as Directors of the Company until the 2003 Annual Meeting of Shareholders or until their respective successors have been duly elected and qualified, if they are elected by the shareholders.

    The Board of Directors has fixed the number of Directors at 17. The Board is divided into three approximately equal classes with terms expiring in successive years. Mr. J. Herbert Boydstun, whose term of office was scheduled to expire in 2001, has agreed to transfer to the class whose term expires at the 2000 Annual Meeting in order to equalize the number of directors in each class. When Mrs. Virginia E. Weinmann and Mr. Robert E. Zetzmann retire at the Annual Meeting, the number of directors will be reduced to 15.

    The individuals who have been nominated for election at the Annual Meeting are listed below under the caption "Directors Nominated to Serve Until the 2003 Annual Meeting." Each nominee is currently a Director of the Company and was elected by the shareholders at a previous annual meeting.

    If any nominee for election as a Director is unable or unwilling to serve, the persons named in the accompanying proxy will vote for the other nominees and any substitute nominees that the Board of Directors may nominate. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

    The information included below also contains biographical and other data concerning Directors whose terms of office continue after the 2000 Annual Meeting.

    A Director who has attained the age of 71 generally is required by the Bylaws to retire at the next annual meeting of shareholders. Under certain circumstances the Board of Directors may permit a Director to remain in office beyond that time and until expiration of the Director's term.


 Your Directors


  Directors Nominated to Serve Until the 2003 Annual Meeting

    J. Herbert Boydstun, age 53, is Chairman of the Southwest Region of Hibernia Corporation and Hibernia National Bank. Mr. Boydstun formerly served as President of First Bancorp of Louisiana, Inc. (West Monroe, Louisiana), which Hibernia acquired by merger in 1994. Mr. Boydstun has been a Director of the Company since 1994.

    Dick H. Hearin, age 65, formerly served as the Managing Partner of Hearin Properties, which engages in real estate investments and is headquartered in Baton Rouge. Mr. Hearin has served on Hibernia's Board since 1986.

    Donald J. Nalty, age 66, is the retired Vice Chairman of Corporate Development for Hibernia Corporation and Hibernia National Bank and now serves Hibernia National Bank as a business development consultant. Mr. Nalty has served on Hibernia's Board since 1966.

    Robert T. Ratcliff, age 57, is the President and Chief Executive Officer of Ratcliff Construction Company, Inc., a commercial and industrial construction company headquartered in Alexandria, Louisiana. Mr. Ratcliff is also a director of Central Louisiana Electric Company, Inc. Mr. Ratcliff joined Hibernia's Board in 1994.

  Directors Whose Terms Continue After the 2000 Annual Meeting

  Directors Whose Terms Continue Until the 2001 Annual Meeting

    Robert H. Boh, age 69, is the Chairman of the Board and has served Hibernia as a Director since 1968. Mr. Boh is also the Chairman and former President and Chief Executive Officer of Boh Bros. Construction Co., LLC and Boh Company, LLC, construction companies headquartered in New Orleans. Mr. Boh is also a director of Tidewater Inc.

    E. R. "Bo" Campbell, age 59, is the Vice Chairman of the Board of Hibernia Corporation and Hibernia National Bank. Mr. Campbell is also the Chairman of Campbell Companies. He is active in oil and gas and land and timber investments. Mr. Campbell served as Chairman of the Board of Pioneer Bancshares Corporation (Shreveport, Louisiana), which Hibernia acquired by merger in 1994. Mr. Campbell has been a Director of the Company since 1994.

    Richard W. Freeman, Jr., age 61, has served as a member of the Company's Board since 1981. Mr. Freeman is the proprietor of the Oak Hill Ranch, which engages in livestock ranching.

    Stephen A. Hansel, age 52, is the President and Chief Executive Officer of Hibernia Corporation and Hibernia National Bank. Mr. Hansel has held that position since 1992, when he joined Hibernia and its Board of Directors.

    Elton R. King, age 53, is retired Group President--Network & Carrier Services and a retired director of BellSouth Telecommunications, Inc., a public utility headquartered in Atlanta, Georgia. Mr. King joined Hibernia's Board in 1994.

    Dr. James R. Peltier, age 69, is a retired oral and maxillofacial surgeon in Thibodaux, Louisiana and formerly served as the Chairman of the Board of ArgentBank, which Hibernia acquired by merger in 1998. Dr. Peltier has been a Director of the Company since 1998.

  Directors Whose Terms Continue Until the 2002 Annual Meeting

    Robert T. Holleman, age 69, is an independent geologist serving the oil and gas exploration industry. Mr. Holleman is also the Chairman of Hibernia National Bank's Lafayette City Board of Directors. Mr. Holleman has served as a Director of Hibernia since 1986.

    Sidney W. Lassen, age 65, is the Chairman of the Board and Chief Executive Officer of Sizeler Property Investors, Inc., a public company qualified as a Real Estate Investment Trust, and Chairman of Sizeler Realty Co. Mr. Lassen has served as a Director of Hibernia since 1985.

    William C. O'Malley, age 62, is the Chairman of the Board, President and Chief Executive Officer of Tidewater Inc., a public offshore marine transportation, shipyard facilities and containerized shipping company headquartered in New Orleans. Mr. O'Malley joined Hibernia's Board in 1995.

    Ray B. Nesbitt, age 66, is the retired President of Exxon Chemical Company in Houston, Texas and also serves as a director of the Federal Reserve Bank of Dallas--Houston Branch. Mr. Nesbitt joined Hibernia's Board in 1999.

    Janee M. "Gee" Tucker, age 53, is the President and Chief Operating Officer of Tucker and Associates, Inc., a management consulting firm headquartered in New Orleans. Ms. Tucker joined Hibernia's Board in 1995.

 Beneficial Ownership of Stock by Directors and Executives


    The following table shows the amount of Common Stock beneficially owned by each Director and Executive. The table also shows the total number of shares owned by all Directors and executive officers of Hibernia.

                                              Exercisable       Percent of
           Name            Common Stock(1)  Stock Options(2) Outstanding Stock
------------------------------------------------------------------------------
  Robert H. Boh                  88,335(3)        28,321              *
------------------------------------------------------------------------------
  J. Herbert Boydstun           470,150(4)       123,750              *
------------------------------------------------------------------------------
  E. R. "Bo" Campbell         4,571,688(5)        16,250           2.80%
------------------------------------------------------------------------------
  Richard W. Freeman, Jr.        45,762           28,321              *
------------------------------------------------------------------------------
  Stephen A. Hansel             314,693(6)     2,045,802           1.44%
------------------------------------------------------------------------------
  Dick H. Hearin                 63,320(7)        28,321              *
------------------------------------------------------------------------------
  Robert T. Holleman             43,577           28,321              *
------------------------------------------------------------------------------
  Elton R. King                   6,760(8)        21,250              *
------------------------------------------------------------------------------
  Sidney W. Lassen              242,438(9)        26,766              *
------------------------------------------------------------------------------
  Donald J. Nalty               110,055(10)       38,836              *
------------------------------------------------------------------------------
  Ray B. Nesbitt                227,453(11)        5,000              *
------------------------------------------------------------------------------
  William C. O'Malley             6,163           16,250              *
------------------------------------------------------------------------------
  James R. Peltier              347,154(12)        7,500              *
------------------------------------------------------------------------------
  Robert T. Ratcliff             40,357(13)       26,250              *
------------------------------------------------------------------------------
  Janee M. "Gee" Tucker           3,491(14)       16,250              *
------------------------------------------------------------------------------
  Certain Executive
   Officers
------------------------------------------------------------------------------
  Stephen A. Hansel                  **               **
------------------------------------------------------------------------------
  Randall E. Howard              48,221(15)       32,500              *
------------------------------------------------------------------------------
  K. Kirk Domingos III           31,784(16)      153,281              *
------------------------------------------------------------------------------
  J. Herbert Boydstun                **               **
------------------------------------------------------------------------------
  Richard G. Wright              20,092(17)      170,000              *
------------------------------------------------------------------------------
  All Directors, Nominees
   and Executives (as
   defined in this Proxy
   Statement)                 6,681,493        2,812,969           5.80%
------------------------------------------------------------------------------
  All Directors, Nominees
   and Executive Officers
   as a Group (23
   persons)                   6,834,876        3,429,993           6.27%***

--------
  *  Less than 1 percent
 **  Mr. Hansel and Mr. Boydstun are also Directors; see listing above.
*** Calculated based upon the actual number of shares outstanding on February 25, 2000 plus the shares subject to currently exercisable options.
 (1) Except as otherwise indicated, stock ownership information is given as of February 25, 2000 and includes shares that the individual has the right to acquire (other than by exercise of stock options) within 60 days of the date of this Proxy Statement. Information relating to shares held in employee benefit plans of the Company is as of December 31, 1999.

 (2) For purposes of this table, options are "exercisable" if they may be exercised within 60 days of the date of this Proxy Statement, regardless of whether they are "in-the-money."
 (3) Includes 15,742 shares owned by Mr. Boh's wife as to which he disclaims beneficial ownership.
 (4) Includes 3,253 shares credited to Mr. Boydstun as of December 31, 1999 under the Company's Retirement Security Plan and 1,336 shares credited as of December 31, 1999 under the Company's ESOP. Also includes 2,500 shares held as custodian for Mr. Boydstun's daughter, 2,500 shares held as custodian for Mr. Boydstun's son, 2,500 shares held by Jennifer Boydstun Russ and 12,632 shares of restricted stock over which Mr. Boydstun has voting power and limited dispositive power.
 (5) Includes 7,177 shares credited to Mr. Campbell as of December 31, 1999 under the Company's Retirement Security Plan, 1,336 shares credited as of December 31, 1999 under the Company's ESOP, 1,500,000 shares held in Campbell Capital, L.L.C., 25,000 held in Campbell Family Foundation and 846,674 shares held by family members over which Mr. Campbell has voting power only.
 (6) Includes 35,741 shares held by Mr. Hansel's former spouse. Also includes 10,234 shares credited to Mr. Hansel as of December 31, 1999 under the Company's Retirement Security Plan, 1,336 shares credited as of December 31, 1999 under the Company's ESOP, 7,793 shares held as custodian for Mr. Hansel's children and grandchildren and 104,620 shares of restricted stock over which Mr. Hansel has voting power and limited dispositive power.
 (7) Includes 13,932 shares held in trusts of which Mr. Hearin is co-trustee with Hibernia National Bank. Mr. Hearin disclaims beneficial ownership of the shares held in those trusts.
 (8) Includes 1,226 shares held in a KEOGH Plan of which Mr. King is the administrator.
 (9) Includes 4,703 shares and 4,902 shares, respectively, held by each of two trusts of which Mr. Lassen is a trustee and as to which he has sole voting power. Mr. Lassen disclaims beneficial ownership of the shares held by these trusts. Also includes 5,491 shares owned by Mr. Lassen's wife as to which he disclaims beneficial ownership, 71,088 shares beneficially owned by a limited liability company of which Mr. Lassen is the operating manager and in which his wife owns a 50% interest, 28,588 shares beneficially owned by a limited partnership of which Mr. Lassen is the manager of the general partner and in which Mr. Lassen's wife owns an interest of approximately 35% and 42,500 shares owned by an estate in which Mr. Lassen's wife and brother-in-law each own a 50% beneficiary interest.
(10) Includes 47,419 shares credited to Mr. Nalty as of December 31, 1999 under the Company's Retirement Security Plan, 5,413 shares credited as of December 31, 1999 under the Company's Pension Equalization Plan and 1,336 shares credited as of December 31, 1999 under the Company's ESOP.
(11) Includes 26,247 shares owned by Mr. Nesbitt's wife as to which he disclaims beneficial ownership.
(12) Includes 1,632 shares owned by Dr. Peltier's wife as to which he disclaims beneficial ownership and 61,513 shares owned by an adult child for whom he has Power of Attorney.
(13) Includes 26,989 shares owned by a corporation of which Mr. Ratcliff is president and chief executive officer.
(14) Includes 218 shares owned by corporations of which Ms. Tucker is chief operating officer.
(15) Includes 9,376 shares credited to Mr. Howard as of December 31, 1999 under the Company's Retirement Security Plan and 300 shares credited as of December 31, 1999 under the Company's ESOP.
(16) Includes 106 shares held as custodian for Mr. Domingos' daughter and 102 shares held as custodian for Mr. Domingos' son. Also includes 8,240 shares credited to Mr. Domingos as of December 31, 1999 under the Company's Retirement Security Plan, 1,336 shares credited as of December 31, 1999 under the Company's ESOP and 19,000 shares of restricted stock over which Mr. Domingos has voting power and limited dispositive power.
(17) Includes 962 shares credited to Mr. Wright as of December 31, 1999 under the Company's Retirement Security Plan, 1,336 shares credited as of December 31, 1999 under the Company's ESOP and 17,685 shares of restricted stock over which Mr. Wright has voting power and limited dispositive power.

 Board Meetings and Committees


  Number of Meetings and Membership on Committees

    The Hibernia Board had the following committees during 1999:

  . Executive (5 meetings)

  . Audit (4 meetings)

  . Executive Compensation (6 meetings)

  . Board Governance ( 1 meeting)

  . Credit (6 meetings)

  . Trust (4 meetings)

    The functions of each of these committees are described in detail below. The following table shows the committees on which each member of the Board of Directors serves.


                                                  Executive     Board
           Name            Board Audit Executive Compensation Governance Credit Trust
-------------------------------------------------------------------------------------
  Robert H. Boh               *             *
-------------------------------------------------------------------------------------
  J. Herbert Boydstun         x                                             x      x
-------------------------------------------------------------------------------------
  E. R. "Bo" Campbell        **             x                               x      *
-------------------------------------------------------------------------------------
  Richard W. Freeman, Jr.     x                                    x        x      x
-------------------------------------------------------------------------------------
  Stephen A. Hansel           x             x
-------------------------------------------------------------------------------------
  Dick H. Hearin              x     x                  x
-------------------------------------------------------------------------------------
  Robert T. Holleman          x     x                              x
-------------------------------------------------------------------------------------
  Elton R. King               x     x       x          *           x
-------------------------------------------------------------------------------------
  Sidney W. Lassen            x     x       x
-------------------------------------------------------------------------------------
  Donald J. Nalty             x                                             x      x
-------------------------------------------------------------------------------------
  Ray B. Nesbitt              x                        x                    x
-------------------------------------------------------------------------------------
  William C. O'Malley         x     *       x          x
-------------------------------------------------------------------------------------
  Dr. James R. Peltier        x             x          x                    *
-------------------------------------------------------------------------------------
  Robert T. Ratcliff          x                        x                    x
-------------------------------------------------------------------------------------
  Janee M. "Gee" Tucker       x                                             x      x
-------------------------------------------------------------------------------------
  Virginia E. Weinmann        x     x                              x
-------------------------------------------------------------------------------------
  Robert E. Zetzmann+         x     x       x                      *

--------
 *  Chairman
**  Vice Chairman
 +  Mr. Zetzmann will retire as of the Annual Meeting.

  Functions of the Committees of the Board

    The Executive Committee has all of the power and authority of the Board of Directors except any power and authority that has been delegated to another committee of the Board or that may not by law be delegated to a committee of a board of directors.

    The Audit Committee of the Company performs the following functions:

  . supervises the Company's internal audit function and general auditor;

  . directs an examination of the Company's affairs at least annually; and

  . reviews regulatory examination reports on the Company and its subsidiaries, internal audit reports and audit reports issued by the Company's independent auditors.

    The Executive Compensation Committee, among other things, performs the following functions:

  . establishes the salary, bonus and other compensation of the Company's
    CEO;

  . reviews and approves salaries, bonuses and other compensation of certain officers of the Company and its subsidiaries;

  . reviews and approves compensation plans and policies for employees of the Company and its subsidiaries;

  . administers the Company's executive compensation plans;

  . supervises compliance by the Company and its subsidiaries with laws and regulations relating to the hiring, promotion and welfare and benefits of employees of the Company and its subsidiaries; and

  . recommends management development and succession plans for the Company and its subsidiaries.

    The Board Governance Committee, among other things, performs the following functions:

  . screens and recommends potential candidates for membership on the Board;

  . recommends terms of office for Directors and the number of Directors to comprise the full Board;

  . recommends retirement policies for nonemployee Directors;

  . reviews the performance of Directors;

  . monitors the orientation process for new Directors; and

  . reviews and recommends modifications to the Company's system of compensation for Directors.

    The Credit Committee oversees the lending and credit functions of the Company's banking subsidiaries. The Committee's responsibilities include, among other things:

  . review and approval of the overall credit policies and procedures of the Bank;

  . review and approval of lending authorities and exceptions; and

  . review and approval of the policy and methodology for the Reserve for Possible Loan Losses and certain aspects of the Bank's strategic plans (subject to approval by the Board of Directors of the Bank).

    The Trust Committee exercises general oversight of the Trust activities of the Bank.

  Board Meetings and Attendance

    During 1999, there were eight meetings of the Company's Board of Directors. All of the Company's Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees of which they were members during the year.


 Executive Compensation and Benefit Plans


  Annual Compensation

    The following table sets forth certain information regarding the compensation paid by the Company and its subsidiaries to the Executives. The table includes compensation paid to or earned by these individuals during 1999. The table includes Mr. Hansel, the Chief Executive Officer, and each of the four most highly compensated (based upon salary and bonus for 1999) executive officers of the Company other than Mr. Hansel.

                          SUMMARY COMPENSATION TABLE

                          Annual Compensation         Long-Term Compensation Awards
                         ---------------------- -----------------------------------------
                                                 Securities
                                                 Underlying
                                                Options/SARs    LTIP        All Other
   Name and Principal                             Awarded    Payouts (2) Compensation (4)
      Position (1)       Year  Salary   Bonus     (shares)       ($)           ($)
-----------------------------------------------------------------------------------------
  Stephen A. Hansel      1999 $625,000 $150,000   175,000    $        0      $204,453
  President and Chief    1998  611,250  606,159   150,000     1,019,365       183,642
   Executive Officer     1997  546,667  502,884   125,000             0       158,209
-----------------------------------------------------------------------------------------
  Randall E. Howard(3)   1999 $394,375 $100,000    50,000    $        0      $113,211
  Chairman/Southeast     1998  375,994  208,760    65,000             0        13,128
   Region                1997      N/A      N/A       N/A           N/A           N/A
-----------------------------------------------------------------------------------------
  K. Kirk Domingos III   1999 $247,500 $ 90,000    50,000    $        0      $114,844
  Senior Executive Vice  1998  240,000  172,418    50,000       341,860        82,129
   President             1997  206,667  135,000    40,000             0        70,557
-----------------------------------------------------------------------------------------
  J. Herbert Boydstun    1999 $230,625 $ 75,000    50,000    $        0      $ 75,870
  Chairman/Southwest     1998  222,500  167,225    50,000       341,860        71,136
   Region                1997  210,000  135,000    45,000             0        55,059
-----------------------------------------------------------------------------------------
  Richard G. Wright      1999 $204,499 $ 55,000    45,000    $        0      $ 49,770
  Senior Executive Vice
   President             1998  200,000  106,000    50,000       298,351        47,728
   and Chief Credit
    Officer              1997  177,917   80,000    45,000             0        41,748

--------
(1) Except as otherwise indicated, each Executive served in the capacity noted throughout each of the three years reflected in the table.
(2) The value of restricted shares awarded upon payout of the Company's 1995-1997 Performance Share Awards Plan based upon a fair market value (based upon the average of the high and low trading prices) on the date of payout of $18.2813 per share.
(3) Mr. Howard became an executive officer of the Company upon the merger of ArgentBank into Hibernia National Bank on February 1, 1998.

(4) The following is an explanation of all other compensation contributed or paid to the Executives by the Company:

            Plan            Years Mr. Hansel Mr. Howard Mr. Domingos Mr. Boydstun Mr. Wright
--------------------------------------------------------------------------------------------
  Retirement Security Plan  1999    $8,000     $8,000      $8,000       $8,000      $8,000
                            1999     8,000      8,000       8,000        8,000       8,000
                            1997     8,000        N/A       8,000        8,000       8,000
--------------------------------------------------------------------------------------------
  ESOP                      1999     3,040      3,040       3,040        3,040       3,040
                            1998     5,128      5,128       5,128        5,128       5,128
                            1997     4,408        N/A       4,408        4,408       4,408
--------------------------------------------------------------------------------------------
  Non-Qualified Deferral
   Plan                     1999    53,885     21,969      13,015       11,781       7,525
                            1998    48,006          0      11,023        9,875       6,000
                            1997    31,833        N/A       8,333        9,499       6,896
--------------------------------------------------------------------------------------------
  Supplemental Stock        1999    19,449      7,866       4,617        4,169       2,624
  Compensation Plan         1998    17,290          0       6,723        6,117       3,703
                            1997    30,064        N/A       4,466        5,103       3,682
--------------------------------------------------------------------------------------------
  Non-Qualified Target      1999    57,852     60,212      49,517       33,398      17,333
  Benefit Plan              1998    44,569          0      28,922       25,743      13,172
                            1997    18,605        N/A           0       11,040       6,591
--------------------------------------------------------------------------------------------
  Split-Dollar Life         1999    31,393          0      10,272            0           0
  Insurance (Policy I)*     1998    28,333          0       9,570            0           0
                            1997    31,609        N/A      11,600            0           0
--------------------------------------------------------------------------------------------
  Split-Dollar Life         1999    30,834     12,124      26,383       15,482      11,248
  Insurance (Policy II)*    1998    32,316          0      27,910       16,273      11,725
                            1997    33,690        N/A      33,750       17,009      12,171

--------
* The Company maintains Split-Dollar Life Insurance policies for Messrs. Hansel and Domingos from two different insurers and policies (noted in the table as Policy II) from one insurer for each of the other Executives.

  Stock Option and Stock Appreciation Rights ("SARs") Grants

    The Company granted stock options to each of the Executives during 1999. The Company also granted stock options to 865 other employees during the year. The Executive Compensation Committee determined the number of options that were granted to Mr. Hansel. All of the Executives (including Mr. Hansel) and employees who received stock options were granted options under the Long-Term Incentive Plan. All of these stock options have vesting schedules that permit exercise of 50% of the shares to which the options relate two years after the date of grant, an additional 25% of the shares three years after the date of grant and the remaining shares four years after the date of grant. The options terminate ten years after their date of grant if they have not been previously exercised. In addition, the options become immediately exercisable as to all shares to which they relate upon certain changes of control of the Company. No change of control for this purpose has occurred as of the date of this Proxy Statement. All of the stock options granted to all employees during 1999 were nonqualified stock options.

    The Company has not granted any SARs in connection with any outstanding options and did not grant any SARs during 1999.

    A table follows that shows the stock options granted to the Executives during 1999, as well as other information relating to those options. The amounts included in the "Grant Date Value" column of the table are the respective present values of the options on the date of grant. The Company used the Black-Scholes option valuation model in determining this value.

    Options granted to each of the Executives were granted on January 26, 1999. In valuing these options, the following assumptions were used:

  . all options would be held for the entire 10-year term;

  . a risk-free rate of 4.87%;

  . a dividend yield of 2.61%; and

  . stock price volatility of 29.11%.

    The Black-Scholes model resulted in a per share grant date present value for these options of $5.23.

    The risk-free rate used is the 10-year Treasury rate on the date the options were granted. This rate reflects both the 10-year term of the options and the fact that they are being valued as of a specified point in time (the date of grant). The value determined in accordance with that calculation was then adjusted downward by 5% to reflect that the options are not transferable. (The Black-Scholes model assumes that the options are transferable.) The value was further adjusted downward by 8.1% (slightly less than 3% per year) to reflect the risk that the option will terminate prior to its becoming exercisable. (The Black-Scholes model also assumes that the options are fully exercisable immediately.)

    The assumptions described above are only assumptions. The actual risk-free rate, dividend yield and volatility may vary from the model. If the actual amounts differ from the assumptions, the value of the options shown in the table would change as well. Consequently, the amounts included in the Grant Date Value column of the table do not necessarily reflect either the future stock value or the amount that the Executives may realize if they exercise their options and sell the underlying shares. Any gain recognized by an Executive on exercise of his option(s) and sale of all or any portion of the underlying shares may be greater or less than the amounts shown in the table.



                     Option/SAR Grants in Last Fiscal Year


                           Individual Grants               Grant Date Value
                ---------------------------------------- ---------------------
                 Number of    % of Total
                 Securities  Options/SARs
                 Underlying   Granted to                            Grant Date
                  Options/   Employees in Exercise Price Expiration  Present
      Name      SARs Granted Fiscal Year    ($/Share)       Date    Value ($)
------------------------------------------------------------------------------
  Mr. Hansel      175,000       7.2579%      16.0938      01/26/09   $915,250
------------------------------------------------------------------------------
  Mr. Howard       50,000       2.0737%      16.0938      01/26/09   $261,500
------------------------------------------------------------------------------
  Mr. Domingos     50,000       2.0737%      16.0938      01/26/09   $261,500
------------------------------------------------------------------------------
  Mr. Boydstun     50,000       2.0737%      16.0938      01/26/09   $261,500
------------------------------------------------------------------------------
  Mr. Wright       45,000       1.8663%      16.0938      01/26/09   $235,350

     Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Values


    The following table shows certain information concerning all options granted to the Executives by the Company. The Company did not grant any SARs to any of the Executives during 1999, and there are no SARs outstanding relating to any options granted by the Company.

                                                  Number of
                                                  Securities
                                                  Underlying
                                                 Unexercised      In-the-Money
                                               Options/SARs at  Options/SARs at
                                               Fiscal Year-End  Fiscal Year-End
               Exercised Shares                    (shares)          ($)(1)
--------------------------------------------------------------------------------
                Shares Acquired Value Realized Exercisable(E)/  Exercisable(E)/
      Name        on Exercise    on Exercise   Unexercisable(U) Unexercisable(U)
--------------------------------------------------------------------------------
  Mr. Hansel            0              0         1,908,302(E)    $6,588,005(E)
                                                   418,750(U)    $   13,672(U)
--------------------------------------------------------------------------------
  Mr. Howard            0              0                 0(E)    $        0(E)
                                                   115,000(U)    $        0(U)
--------------------------------------------------------------------------------
  Mr. Domingos          0              0           109,531(E)    $  221,395(E)
                                                   128,750(U)    $    3,828(U)
--------------------------------------------------------------------------------
  Mr. Boydstun          0              0            78,750(E)    $  122,109(E)
                                                   131,250(U)    $    3,828(U)
--------------------------------------------------------------------------------
  Mr. Wright            0              0           125,000(E)    $  272,969(E)
                                                   127,500(U)    $    4,063(U)

--------
(1) For each option, the value is determined as follows: [number of shares subject to option] times [$10.625 minus the exercise price per share]. The $10.625 price was the closing market price of the Company's Common Stock on December 31, 1999.


 Compensation of Directors


    The following table shows the compensation payable to the independent directors (those who are not officers of the Company or the Bank) during 1999:

  Position               Retainer Per Meeting
---------------------------------------------
  Chairman of the Board  $50,000    $1,500
---------------------------------------------
  Board Member           $12,600    $1,200
---------------------------------------------
  Committee Chairman           0    $1,500
---------------------------------------------
  Committee Member             0    $1,200


    The retainer for the Chairman of the Board is in addition to the annual retainer for a Board member. Mr. Campbell, who currently serves as Vice Chairman, is an officer of the Company and therefore does not receive compensation as a Director. All meeting fees are paid in cash.

    In addition, Mr. Nalty, who served as a full-time employee of the Bank until his retirement in September 1998, provides consulting services to the Bank. These services are required by a contract between Mr. Nalty and the Bank that provides for a consulting fee equal to $5,000 per month to be paid to Mr. Nalty in exchange for the services. The contract includes a three-year term but may be terminated earlier by the parties on certain conditions and prohibits Mr. Nalty from engaging in activities that would compete with the business of the Bank in the New Orleans area banking market.

  Payment of Retainer Fees in Stock

    Directors of Hibernia may elect to take all or a portion of their annual retainer fees in Common Stock rather than cash. If a director elects stock, rather than cash, he or she is given a number of shares the value of which is equal to 1.2 times the amount of the retainer to be taken as stock. For example, if a Board member other than the Chairman elected to take his or her entire retainer in stock, he or she would receive stock valued at $15,120. For purposes of this calculation, the value of the Company's stock on the date of the Annual Meeting is used to determine the number of shares to be granted. This policy was adopted in 1996 and approved by Hibernia shareholders at the 1997 Annual Meeting.

    On the date of the 1999 Annual Meeting, the value of Hibernia Common Stock for this purpose was $12.5313. The value of all retainer fees paid to directors in stock in 1999 was $98,232.86 (valued as of the date of the 1999 Annual Meeting). An additional $144,500 in retainer fees were paid in cash in 1999. Six of the directors elected to take all of their retainer fees in stock, and one elected to take a portion of his retainer in stock. Seven Directors elected to receive their entire retainer fees in cash.

  Deferred Compensation Plan

    The Company maintains a deferred compensation plan for Directors pursuant to which a Director may defer payment of fees receivable by him or her for service as a Director. For the first three months of 1999 deferred amounts accrued interest equal to the Treasury rate on April 1, 1998 less .25%. The rate for that period was 5.12%. For the last nine months of 1999 deferred amounts accrued interest equal to the Treasury rate on April 1, 1999 less
 .25%. The rate for that period was 4.48%.

  Retirement Policies

    If a Director serves on the Board of the Company for at least 15 years and resigns thereafter in good standing, he or she will be considered to have retired. If a Director who is not an employee of the Company upon his or her retirement served on the Board of Directors of the Company prior to 1993 (the point in time at which the Company began granting stock options to Directors annually), then he or she will be entitled to receive a stock gift upon retirement. Taxes on this gift are paid by the Company. The number of shares of Common Stock that will be granted to the Director depend upon the number of years of service on the Board of Directors, with a maximum grant of 5,000 shares. Directors who were granted stock options under the 1993 Director Stock Option Plan who retire prior to vesting of all of the options previously granted to them will be entitled to exercise their options as to all shares (whether or not vested prior to retirement) so long as those options are exercised within one year after the date of retirement.

 Employment Agreements and Change of Control Arrangements


    Mr. Hansel serves as President and Chief Executive Officer of the Company pursuant to a written employment agreement with the Company, which was effective as of March 26, 1992, and was described in detail in the Company's Proxy Statement relating to its 1993 Annual Meeting of Shareholders.

    The agreement includes an initial term of three years. Beginning in 1993, the contract is automatically renewed each year for an additional year, absent a termination of the agreement. The initial term of the agreement was extended for an additional year in each of the years from 1993-1999. The agreement was renewed in March 1999, and is now scheduled to expire in March 2002.

    None of the other Executives currently serves pursuant to an employment agreement, except Mr. Howard. Mr. Howard executed an employment contract in connection with the Company's merger with the bank of which he served as president prior to the merger. This contract provides for the payment of annual salary, bonus and incentives in the discretion of the Company and entitlement to certain other benefits available to employees in similar positions within the Company, as well as a noncompetition agreement in favor of the Company. Mr. Howard's contract expires in 2002. Mr. Boydstun executed an employment agreement with the Company when the Company merged with the banks of which he served as president prior to the merger, and that contract expired in 1997.

    Each of the Executives other than Mr. Hansel has a change of control employment agreement with the Company that, among other things, assures the individual of at least two years employment (or payment for that period) in the event of a change of control of the Company. Those agreements permit the individuals to resign one year after the change of control and be paid for the remaining term of the contract. Mr. Hansel's contract includes similar provisions that protect his income through the unexpired term of his contract if there is a change of control of the Company.

    Certain of the Company's benefit plans also include provisions relating to a change of control. These provisions have the effect of varying the benefits payable at that time from those that would be payable if no change of control had occurred. In particular, the deferral plan available to executives and senior managers permits participants to defer all or a portion of their annual bonus. This plan provides that participants may opt out of the plan upon a change of control and receive all of their contributions, as well as the Company's payment of earnings on those contributions as required by the plan, at that time. The Company's Supplemental Employee Stock Ownership Plan, which provides for contributions by the Company to the participants' accounts in amounts equal to the difference between the cash or value of stock that would have been allocated to the participant's qualified ESOP account if the qualified plan limitations did not apply, also permits participants to elect to opt out of the plan on a change of control. If a participant in this plan elects to opt out, 90% of the value of his account will be distributed to him. All of the benefit plans adopted by the Company in 1996 in which executive and senior managers may participate require that the Company's obligations under the plans be assumed by any company that is a party to a merger in which the Company is not the surviving entity.


 Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions


    None of the members of the Executive Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 1999. None of these individuals is a former officer of the Company or any of its subsidiaries.


 Report of the Executive Compensation Committee


                         BACKGROUND AND OVERALL POLICY

    The Company's current compensation program was developed in 1992 and has been refined since that time in response to the Company's operating results and to the overall market conditions affecting the Company's peer group of regional banks. The primary objectives of this program have not changed since that time and have been described in the reports of this Committee in previous years.

Competitive Market

    Executive and Senior Management are recruited from a national labor market of other banking organizations. Salary rates for these positions are developed by considering the responsibility of each position relative to comparable positions in other organizations of similar size that compete in similar businesses and business lines with the Company. However, base salaries are not necessarily maintained at the same level as those at other companies. The CEO's compensation is determined in part on an analysis of compensation provided by a peer group of regional bank holding companies. This peer group is also used to measure the Company's stock performance in the Stock Performance Graph that appears elsewhere in this Proxy Statement. The Committee believes that the CEO's position is the only position that is truly comparable among the members of the peer group, and, consequently, it is the only position within the Company that is compared solely to the peer group for purposes of this analysis.

    Middle Management and Professional staff are generally recruited from other banks in the Southeastern and South Central United States, but in some cases are recruited nationally. The Company establishes salary rates for these positions by comparing them to similar positions in other banks but generally emphasizes the experience level of the individual more than the size of the employing organization in this process.

    Nonexempt and Supervisory positions are recruited from a local labor market. The Company establishes salary rates relative to other banks and similar positions (such as customer service positions) in local companies.

Base Salaries

    Consistent with its objective to minimize fixed expenses, the Committee sets salaries for all executive and senior management employees of the Company at a lower rate than the midpoint of the market. This principle was applied in granting salary increases, if any, in 1999, and is expected to be applied in the future. Bonuses will occasionally be paid to attract new executive and senior managers to the Company, and these bonuses are considered when determining the overall compensation for those individuals.

    The compensation strategy for the Company's Senior Executive Vice Presidents is the same as the strategy for the rest of executive management, with salaries established at a level that is below the midpoint of the market rate for the position. During 1999, one senior manager was promoted to the Executive Vice President level. He was promoted to a position that included a significant increase in responsibilities, and his salary was adjusted to reflect the change.

    Hibernia's policy is to set salaries for executive and senior management at a level that is generally below the midpoint of the market rate for the particular job. During 1999, executives were paid at a rate that was an average of 12% below the market rate. Senior management salaries are set at a level which during 1999 was an average of 14% below the relevant market rates. The Committee plans to review salaries of executive management in the first quarter of 2000 and make any appropriate adjustments at that time.

    Salaries for most other employees in the Company are set at or below the midpoint of a range of competitive rates and are managed so that the largest increases go to individuals who exhibit superior performance and whose pay is lowest relative to the market. Matters of internal equity are also considered. Total increases for this group will be consistent with competitive trends within the applicable market.

Annual Cash Incentives

    The Committee believes that executive incentives must balance short-term and long-term objectives and that long-term focus is best achieved through long-term stock ownership, which is provided through grants under the Company's Long-Term Incentive Plan. However, to provide reward and encourage short-term decisions that result in positive long-term performance, the Committee also believes that managers should be rewarded through annual cash bonuses. Annual cash bonuses for this group are not directly based upon the market price of the Company's stock and therefore will not necessarily increase or decrease with the price of the Company's stock. The factors affecting cash bonuses paid for 1999, in addition to individual performance, are discussed further below. See "Company Performance in 1999."

    Similarly, the Committee believes that cash incentives granted or renewed should balance the results achieved by an individual and the Company's overall results. In designing annual cash incentive plans, the Company has rewarded nonmanagement employees primarily on the results of their performance and the performance of their respective business units. At higher levels of the organization, annual cash bonuses are based partly on an individual's own performance, partly on the performance of his or her business unit and largely on the overall performance of the Company. Accordingly, some cash incentive awards will be paid (particularly to lower-level employees) even in years when the Company has not met its overall performance objectives. However, the awards granted to executive management will be most closely related to the overall results achieved by the Company, and, as a result, executive management is not likely to receive significant cash incentives in years in which the Company's overall performance has not been consistent with or better than pre-established long- and short-term objectives.

    Annual cash incentive award opportunities are designed so that the award for target or planned performance, combined with base salary, will produce total cash compensation about equal to the market midpoint. Performance significantly exceeding planned objectives will produce total cash compensation between the midpoint and the 75th percentile.

    The total cash awards paid to executive and senior management and an individual executive's specific award are not derived from specific formulas. Rather, the Committee approves an overall total pool of annual cash incentives. The aggregate amount of the pool is determined based upon a number of performance factors for the Company, including net income, asset quality, earnings, profitability and similar factors. The distribution of the pool of funds among members of executive and senior management is based upon the CEO's assessment of the performance of each individual's business unit as well as his or her individual performance. The CEO recommends specific awards for executive management based upon these factors. The Committee participates in this assessment and approves each specific award. Similarly, the executive managers as a group evaluate the performance of each of the senior managers and recommend awards for those individuals, which awards are approved by the CEO.

    The Company maintains certain other cash incentive plans available to employees at all levels of the organization whose performance has a measurable impact on Company performance. These are primarily business-unit plans that reward sales and service efforts, with a significant portion devoted to retail sales as well as trust and brokerage referrals.

    Company Performance in 1999. The Company reported record revenues of more than $800 million, net cash-basis earnings excluding merger expenses of nearly $200 million, and expense growth of only 3%. Cash-basis earnings per share were up 1% to $1.20 from $1.19 in 1998. The Company's leverage ratio (its primary measure of capital strength) was 8.11% at year-end 1999 compared to 8.55% at year-end 1998. The Company's coverage ratio (the ratio of its loan loss reserve to nonperforming assets), its leading indicator of asset quality, was 204% at year-end 1999 compared to 318% at year-end 1998. Finally, the ratio of loan loss reserve to loans was 1.44% at year-end 1999 compared to 1.32% at year-end 1998.

    The Company's performance in 1999 was also marked by:

  . a 10% increase in loans;

  . a 9% increase in deposits;

  . a 7% increase in assets; and

  . a 14% increase in dividends paid to common shareholders.

    Franchise expansion continued in 1999 with the completion of two mergers and corresponding improvement in market and deposit share. The Company has regained the lead as Louisiana's largest depository with 22.3% market share at the end of the third quarter of 1999 (latest data available), and for the twelve months ended September 30, 1999, Hibernia's deposits grew 10.5%. Management and service initiatives continue to add value to the Company's operations.

    Cash Incentives for 1999. Based upon the performance of the Company and the executive managers during 1999, the Committee approved cash incentive awards totaling $731,500 for the 11 members of executive management (including the CEO). Total awards for executive management include an award of $150,000 for Mr. Hansel. This compares to total awards to the 12 members of executive management in 1998 of $1,919,250 (including a $600,000 award to Mr. Hansel). The basis for Mr. Hansel's cash incentive is described in more detail below.

    Based upon the performance of the Company and the senior managers during 1999, the Committee approved cash incentive awards totaling $1,841,905 for 89 members of senior management. This compares to total awards to the 89 members of senior management in 1998 of $3,028,500.

Long-Term Incentives

    The Long-Term Incentive Plan, which was approved by shareholders in 1992, allows the Committee to employ a variety of forms of stock-based incentives to accomplish its objectives. In 1999, the Committee made grants of stock options as well as 90 awards of restricted stock. The Plan also permits awards of performance shares, performance units and incentive stock options, none of which were employed in 1999.

    Long-term incentive grants are designed to complete the competitive compensation package. Since cash compensation for the Company's executive and senior management is intentionally lower than market norms, long-term incentive grants greater than market average enable the Company to provide competitive total remuneration if the Company's long-term performance is positive. It is the Company's objective for such stock-based compensation to be in the range of the 75th percentile of the peer group for performance at target levels. Because the long-term incentives are stock-based, they will only provide significant additional compensation if the market price of the Company's stock increases over time (in the case of stock options and restricted stock awards) or if the Company meets or exceeds certain specified performance objectives (in the case of Performance Shares).

    In 1999, the Committee awarded stock options covering an aggregate of 2,411,175 shares to 870 employees, of which options covering 587,500 shares (approximately 24% of the total) were to executive management (including a grant of 175,000 shares to Mr. Hansel).

    All stock options granted in 1999 included an exercise price equal to the fair market value on the date of grant and provide for vesting at the rate of 50% after two years and an additional 25% at the end of the third and fourth years after grant. The vesting schedule provides additional incentive to management to remain with the Company long-term and actively participate in its progress.

    The Company made 90 grants of restricted stock under the Plan in 1999. Awards totaling 3,246 shares were made to forty-five employees to reward their contributions to the completion of mergers during the year. In addition, twenty-six of the awards covered 33,850 shares to managers for retention, fourteen covered 37,000 shares to fourteen managers as part of their hiring packages, and three awards covered 2,250 shares which were given to three members of management each of whom, in addition to their ordinary responsibilities, coordinated one of the mergers in 1999. Two awards covering 6,000 shares were awarded to two managers to recognize increased job responsibility. The restricted stock awards provide the recipient with the right to vote the shares and receive dividends, but the shares may not be sold or transferred while the individual remains employed by the Company or the Bank, except to exercise stock options.

    Employee Stock Ownership Plan. In April 1995, the Board of Directors, upon recommendation of the Committee, approved the formation and funding of an Employee Stock Ownership Plan (ESOP). The Company allocated $30 million to fund the ESOP, and the ESOP borrowed funds from the Bank to make purchases of Common Stock for the Plan. In 1998, the Board of Directors approved the purchase of an additional $15 million of Hibernia shares for the ESOP. Payments on the loan are made with contributions from the Bank to the ESOP, and allocations of shares to individual accounts are made annually at the discretion of the Plan Administrator, if approved by the Executive Compensation Committee. As of December 31, 1999, the ESOP had purchased 3,874,869 shares of the Common Stock and had allocated 1,152,096 shares to employee accounts. Aggregate contributions to the ESOP during 1999 were $2,762,500. The terms of the ESOP provide that employees' interests in their ESOP accounts vest over a five-year period (beginning in April 1995), with gradually increased percentages vesting each year.

    1998-2000 Performance Share Awards Plan. The Committee approved a Performance Share Awards Plan in January 1998 that would have provided incentives to executive and senior management to achieve certain predetermined goals that are critical to the Company's success. This plan was similar to the 1995-1997 Performance Share Awards Plan, but the number of eligible participants and shares available were somewhat greater.

    Awards could have been earned based upon Company performance between January 1, 1998 and December 31, 2000, but awards would only be granted if certain soundness and asset quality levels were maintained for seven of eleven quarters (including the quarter ending September 30, 2000) and certain other performance objectives were met. Performance below an established minimum in any of three major categories (capital adequacy, asset quality and earnings per share) would result in no shares being issued. In January 2000, the Company determined it would not meet certain of these minimum requirements and terminated the Plan.

                  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

General

    Mr. Hansel is compensated pursuant to the terms of an employment contract that was negotiated in 1992 on behalf of the Company by the Chairman of the Search Committee and approved by this Committee and the Executive Committee and renewed annually each year thereafter.

    The terms of the contract are consistent with the principles of the Company's overall compensation strategy and include:

  . An annual salary that is lower than the median of the salaries provided to the CEOs of the peer group described above. Mr. Hansel's annual salary remained at $625,000 in 1999, which was 94% of the median of the peer group's 1999 proxy-reported 1998 compensation. Assuming normal salary migration for peer CEOs, Mr. Hansel's salary would be less than 94% of the median that will be reported in 2000 proxy statements reflecting 1999 salaries.

  . Each year, Mr. Hansel is eligible to receive an annual bonus of up to 90% of the median of his salary range. For 1999, Mr. Hansel was paid a bonus of $150,000, which was 22% of the projected 1999 median.

  . All stock options specifically provided for under the contract were granted in previous years. In January 1999, Mr. Hansel was awarded a grant of 175,000 stock option shares, a level that was projected to be at the 55th percentile of peer CEOs.

Evaluation of Performance

    In 1999, the Committee evaluated Mr. Hansel's performance according to its policy relating to the evaluation of the CEO's performance for purposes of compensation and related matters. This evaluation is performed annually.

    The Committee considers quantitative (objective) and qualitative (subjective) criteria in the evaluation process. Quantitative factors include corporate performance goals, the achievement of which can be measured by financial performance results included in the Company's annual report. The performance goals include earnings growth, asset quality and capital measures, as well as various other significant financial performance factors highlighted in the Company's annual profit plan. Quantitative factors are measured against peer group performance and the Company's profit plan objectives.

    In the first quarter of 1999, the Committee formalized and approved the 1999 CEO Bonus Plan which tied 70% of the CEO's bonus potential by formula to the achievement of the earnings per share as set forth in the Company's 1999 profit plan; provided that the Company maintained above average soundness as defined by both (a) reserve coverage of nonperforming loans and (b) the leverage ratio. This plan is similar to the 1998 CEO Bonus Plan. Both plans were designed to ensure that the compensation paid to Mr. Hansel under the plans is deductible by the Company under the current tax laws and regulations.

    Because the Company did not meet the minimum EPS target in the CEO Bonus Plan, 70% of the target was not available for payout.

    For purposes of this bonus, the increase in EPS is measured by comparing EPS at year-end 1999 to EPS as reported for year-end 1998. A minimum increase as specified in the plan must be achieved in order for the CEO to receive any portion of this bonus. The maximum amount to which the CEO is eligible for this portion of his bonus is 70% of an amount that is equal to 90% of the projected median of the annual salaries of all chief executive officers in the Company's peer group, excluding the Company. The amount is determined by a survey of the 1999 proxy statements of the peer group banks, and an adjustment based on the market rate of increases in salaries is made.

    Qualitative factors are used in determining an amount for the remaining 30% of the CEO's bonus. These factors include integrity, leadership and management of relationships with key groups, including industry regulators, institutional and other investors, customers, analysts and community leaders. The policy also recognizes other significant areas of qualitative performance for which the CEO is responsible, including financial and accounting controls and expense management.

    The maximum bonus that may be paid to the CEO is $1,500,000.

1999 Performance and Awards

    Based upon the Company's performance in 1999 (as discussed above) and Mr. Hansel's individual performance, Mr. Hansel was awarded an aggregate bonus of $150,000 for 1999 ($0 under the 70% quantitative portion of the 1999 CEO Bonus Plan and $150,000 under the 30% qualitative portion).

    As an incentive for future performance, Mr. Hansel was granted options to purchase 185,000 shares of stock on the same terms and conditions as the other options granted under the Long-Term Incentive Plan. This grant was made in January 2000. The Company's objective for the CEO's long-term incentive is to achieve a level in the range of the 75th percentile of the peer group when target performance is achieved.

Section 162(m) Policy

    The Committee reviewed the impact of the final regulations adopted under
Section 162(m) of the Internal Revenue Code and noted that, beginning in 1997, the transition rules would phase out certain items of the transition relief on which the Company had relied in previous years. Generally, the Committee has determined to analyze the impact of Section 162(m) on the Company in the light of all of the relevant factors and will maintain flexibility and integrity in its compensation systems while attempting to maximize deductibility of compensation. While the Committee recognizes the importance of maximizing the Company's ability to deduct compensation for tax purposes, it also realizes a need for compensation systems designed to attract and retain qualified executives, particularly the Chief Executive Officer.

    The Committee will periodically monitor the Company's compensation programs, the levels of compensation to various executives and the impact of
Section 162(m) on the Company. In particular, the Committee expects to maintain a bonus plan for the CEO that is "performance-based" under the regulations with respect to a majority of the CEO's bonus opportunity. Also, the Committee intends to structure future performance share awards plans so that any shares awarded to the CEO will qualify for the "performance-based" exemption.

Other Matters

    During 1999, the Committee engaged an independent consultant to conduct a review of the Company's compensation and benefits. The consultant advised the Committee regarding the competitiveness of the Company's overall compensation and benefits package, as well as specific benefits and features of benefit plans. The Committee will use the consultant's findings, as well as other relevant information, in determining future benefits and compensation for executives and other employees.

    Submitted by the Executive Compensation Committee of the Company's Board of Directors.

March 1, 2000

Elton R. King, Chairman
Dick H. Hearin
Ray B. Nesbitt
William C. O'Malley
James R. Peltier
Robert T. Ratcliff


 Stock Performance Graph's Common Stock


    The following performance graph compares the performance of the Company's Common Stock to the S&P 500 Index and to a peer group of 19 other regional bank holding companies for the Company's last five fiscal years. The companies included in the peer group have assets of between $3 billion and $43.5 billion. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1994 and that all dividends were reinvested. The bank holding companies included in the peer group are AmSouth Bancorporation; BB&T Corporation (Winston-Salem, North Carolina); Colonial BancGroup, Inc. (Montgomery, Alabama); Commerce Bancshares, Inc. (Kansas City, Missouri); Compass Bancshares, Inc.; Cullen/Frost Bankers, Inc.; First Citizens Bancshares, Inc. (Raleigh, North Carolina); First Tennessee National Corporation; Hancock Holding Company; Huntington Bancshares Incorporated; Old Kent Financial Corporation (Grand Rapids, Michigan); Regions Financial Corporation; SouthTrust Corporation; Summit Bancorp (Princeton, New Jersey); Synovus Financial Corp.; Trustmark Corporation; Union Planters Corporation; Whitney Holding Corporation; and Zions Bancorporation (Salt Lake City, Utah).

    This peer group is a slightly different peer group from that used for the stock performance graph that appeared in the Company's 1999 proxy statement due to mergers among certain members of the peer group in 1999: First American Corporation (Tennessee) merged with AmSouth Bancorporation, and Mercantile Bancorporation, Inc. (St. Louis, Missouri) merged with Firstar Holdings Corporation (Milwaukee, Wisconsin). The following bank holding companies were added to the Company's peer group in 1999: First Citizens Bancshares, Inc. (Raleigh, North Carolina) and Old Kent Financial Corporation (Grand Rapids, Michigan).

 Comparison of 5-Year Cumulative Total Return of Hibernia, Peer Group and S&P
                                      500
                     (Assumes $100 Investment on 12/31/94)




                                    [Graph]

                                         12-31-  12-31-  12-31-  12-31-  12-31-
             Company/Index                 95      96      97      98      99
             -------------               ------- ------- ------- ------- -------
Hibernia................................ $142.85 $180.61 $263.02 $246.98 $155.64
Peer Group.............................. $153.41 $202.49 $351.18 $355.95 $294.85
S&P 500 Index........................... $137.53 $169.10 $225.49 $289.93 $350.93

 Transactions with Related Parties


    The Bank leases certain properties in which Sidney W. Lassen holds an interest. Mr. Lassen is a Director of the Company. During 1999, Hibernia National Bank paid a total of $215,512.33 for the leases on these properties. Mr. Lassen holds a 25% interest in leased property located at 2201 Veterans Memorial Boulevard, Metairie, Louisiana and a 100% interest in leased property located at 6305 Airline Highway, Kenner, Louisiana. In the opinion of management of the Company, the terms and conditions of those leases are usual, customary and no less favorable to Hibernia National Bank than would be available from unaffiliated parties.


 Indebtedness of Related Parties


    Directors and executive officers of the Company were customers of the Bank in the ordinary course of business during 1999. Those individuals also conducted other business with the Bank during the year. In addition, members of families of directors and executive officers, as well as companies with which they or their families are associated, were customers of the Bank and conducted other business with the Bank in the ordinary course of business during 1999. All loans and commitments included in those transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.


 Compliance with Section 16(a) of the Securities Exchange Act of 1934


    During 1999, Forms 4 reflecting purchases of stock by Ms. Tucker, a Director of the Company, and Mr. Scott P. Howard, an executive officer of the Company, were not timely filed with the Securities and Exchange Commission. In addition, the Form 5 for 1999 of Mr. Nalty, a Director of the Company, reflecting a gift of stock was not timely filed with the SEC.


 Vote Required and Recommendation


    A plurality of the votes cast at the Annual Meeting is required for the election of directors. The four individuals who receive the most votes will be elected as directors.

    The Board of Directors recommends that you vote "FOR" election of the four nominees listed above.

                                PROPOSAL NO. 2
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

 ------------------------------------------------------------------------------

    Shareholders of the Company are being asked to ratify the Company's appointment of Ernst & Young LLP as its independent auditors for 2000, as described below.

    The firm of Ernst & Young LLP, certified public accountants, was the Company's independent auditors for the year 1999. The Board of Directors has appointed Ernst & Young LLP as independent auditors for the Company for the year 2000. Although the appointment of independent auditors does not require approval by shareholders, the Board of Directors believes it appropriate to submit this selection for ratification by shareholders. The Board of Directors, however, reserves the right to change independent auditors at any time notwithstanding shareholder approval. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


 Vote Required and Recommendation



    An affirmative vote by the holders of a majority of the shares of Common Stock voted at the Annual Meeting is required for the ratification of the appointment of independent auditors.

    The Board of Directors recommends that you vote "FOR" ratification of the appointment of Ernst & Young LLP as independent auditors.


                            SOLICITATION OF PROXIES

 ------------------------------------------------------------------------------

    The Board of Directors of the Company is soliciting the enclosed proxy. The cost of soliciting proxies in the form accompanying this Proxy Statement will be borne by the Company. Directors, officers and employees of the Company may, but without compensation other than their regular compensation, solicit proxies by telephone, personal interview, facsimile or other electronic communication. In addition, the Company has retained ChaseMellon Shareholder Services, L.L.C. to assist in the solicitation of proxies. The fee of ChaseMellon Shareholder Services, L.L.C. is estimated not to exceed $6,000 plus reasonable out-of-pocket costs and expenses. It is anticipated that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward proxy materials to beneficial owners and to obtain authorization for the execution of proxies, and the Company may, upon request, reimburse them for their related expenses.

                             SHAREHOLDER PROPOSALS

 ------------------------------------------------------------------------------

    Shareholders may submit proposals to be considered at the 2001 Annual Meeting of Shareholders if they do so in accordance with applicable regulations of the Securities and Exchange Commission. Any shareholder proposals must be submitted to the Secretary of the Company no later than November 15, 2000 in order to be considered for inclusion in the Company's 2001 proxy materials.


                                 OTHER MATTERS

 ------------------------------------------------------------------------------

    As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those described above. However, if other matters are properly brought before the Meeting or any adjournment of the Meeting, the persons named in the enclosed proxy will vote the shares represented by them in accordance with their best judgment pursuant to discretionary authority granted in the proxy.


                                 ANNUAL REPORT

 ------------------------------------------------------------------------------

    The Annual Report to Shareholders containing financial statements for the Company's 1999 fiscal year has been mailed to shareholders prior to or with this Proxy Statement. However, the Annual Report does not form any part of the material for the solicitation of proxies.

    Upon written request by a shareholder, the Company will provide a copy of the Company's Form 10-K Annual Report for 1999, including the Annual Report of Shareholders, as filed with the Securities and Exchange Commission. Requests for copies should be addressed to Assistant Secretary, Hibernia Corporation,
P. O. Box 61540, New Orleans, Louisiana 70161.

                                          By Order of the Board of Directors

                                          /s/ Patricia C. Meringer
                                          Patricia C. Meringer
                                          Secretary

New Orleans, Louisiana
March 13, 2000

PROXY                                                                    PROXY

                              HIBERNIA CORPORATION

               P. O. Box 61540     New Orleans, Louisiana  70161

                      SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING, APRIL 18, 2000

  I hereby appoint Susan Klein, Patricia C. Meringer and Gary L. Ryan, or any of them (each with full power to act alone and with power of substitution), proxies for me to vote all shares of Hibernia Corporation (the "Company") that I am entitled to vote at the 2000 Annual Meeting of Shareholders of the Company. The 2000 Annual Meeting will be held in the Auditorium of the Pan-American Life Center, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, at 9:30 a.m. on Tuesday, April 18, 2000. The proxies may also vote these shares at any adjournment or postponement of the 2000 Annual Meeting, as indicated on the reverse of this proxy. In their discretion, they may also vote these shares on any other matters that may properly come before the Meeting. I acknowledge receipt of the Company's notice and accompanying Proxy Statement.

  I UNDERSTAND THAT THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER I HAVE DIRECTED HEREIN. IF I GIVE NO DIRECTION, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES NAMED IN PROPOSAL 1 (INCLUDING ANY SUBSTITUTE NOMINEE) AND "FOR" PROPOSAL 2. IN ADDITION, IF ANY OTHER BUSINESS PROPERLY COMES BEFORE THE 2000 ANNUAL MEETING THAT REQUIRES A SHAREHOLDER VOTE, I UNDERSTAND THAT SHARES REPRESENTED BY SIGNED PROXY CARDS WILL BE VOTED BY THE PROXIES LISTED ABOVE IN THEIR DISCRETION. ALL SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT THAT ACCOMPANIES THIS PROXY CARD CAREFULLY FOR FURTHER INFORMATION CONCERNING EACH OF THE PROPOSALS.

Proposal 1  TO ELECT DIRECTORS

            NOMINEES TO SERVE UNTIL THE 2003 ANNUAL MEETING OF SHAREHOLDERS:

            J. Herbert Boydstun
            Dick H. Hearin
            Donald J. Nalty
            Robert T. Ratcliff

            (a) ____  FOR  (b) ____    WITHHELD FOR ALL

            INSTRUCTION: IF YOU WISH TO WITHHOLD AUTHORITY SELECTIVELY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME ABOVE OR FOLLOW INSTRUCTIONS ON TOUCH-TONE TELEPHONE.

Proposal 2  TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT
            AUDITORS FOR HIBERNIA CORPORATION FOR 2000

            (a) ____ FOR  (b) ____ AGAINST  (c) ____ ABSTAIN

            IN YOUR DISCRETION FOR ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

                                    The undersigned hereby revokes all proxies heretofore given in connection with the 2000 Annual Meeting.

                                    PLEASE VOTE THIS PROXY BY TELEPHONE OR
                                    INTERNET, OR SIGN, DATE AND RETURN THIS CARD
                                    IN THE ENCLOSED ENVELOPE


Signature: __________________________  Dated: __________________________, 2000

Note: Please sign exactly as name(s) appear(s) above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.